SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement     |_| Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

|_|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|X|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

         Meridian Healthcare Growth and Income Fund Limited Partnership
                  (Name of Registrant as Specified In Charter)
       -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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|X|  No fee required.

| | Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: N/A

     (2) Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:
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|_|  Fee paid previously with preliminary materials: N/A

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (4) Date Filed: N/A


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                         Filed by Meridian Healthcare Growth and Income Fund
                                                         Limited Partnership
                                                     Pursuant to Rule 14a-12
                                                 Commission File No. 0-17956

TO OUR INVESTORS

May 31, 2005

Dear Investor:

     This report for Meridian Healthcare Growth and Income Fund Limited Partnership contains financial results for the quarter ended March 31, 2005, as well as a review of operations of the Fund during the period.

CASH DISTRIBUTION
     On May 19, 2005, the Fund made its first quarter 2005 distribution to partners of $583,000, representing a 6% return. This distribution was funded by net cash flow provided by operating activities during the first quarter of 2005. Each investor received (or had deposited in his account) his or her share of this cash flow in the amount of $0.37 per $25.00 Unit, which represents a 6.0% annualized return. The Fund continues to evaluate the potential impact of Medicare reimbursement reform and further capital improvement needs at the facilities. As such, future distributions will be influenced by these considerations.

OPERATIONS
     Net earnings for the Fund were $359,000 for the three months ended March 31, 2005 as compared to $1,032,000 for the same period in fiscal year 2004. The decrease in earnings is primarily due to an increase in operating and management and administration expenses, which were partially offset by an increase in Private patients' revenue.

     Overall revenues of $16,973,000 increased $232,000 or 1.4% for the three months ended March 31, 2005 compared to the same period in fiscal year 2004. The increase in revenue is primarily due to an increase in Private patients' revenues, which was partially offset by a decrease in Medicaid and Medicare patients' revenue of $29,000. Medicaid patient revenue decreased $65,000 in the first quarter of 2005 as compared to the first quarter of 2004 due to the recording of $337,000 Medicaid revenue retroactive to October 2003 through December 2003 in the first quarter of 2004 for the two North Carolina centers. Maintaining Medicaid and Medicare census continues to be a struggle. The average daily Medicaid census decreased by 47 residents or 7% for the three months ended March 31, 2005 as compared to the same period in the prior year. In addition, the average daily Medicare census decreased by 10 residents or 7.1% during the first quarter of 2005 versus 2004. Management continues to focus their attention on improving these trends. Insurance revenue increased $81,000 for the three months ended March 31, 2005 compared to the same period in the prior year. This increase is primarily due to a rate increase of approximately 3.6%.

     First quarter 2005 expenses of $16,614,000 increased $905,000 or 5.8% from $15,709,000 for the three months ended March 31, 2004.

     Operating expenses increased $763,000 or 5.6% in the first quarter of 2005 as compared to the same period in fiscal year 2004. This increase is primarily due to the increased costs of nursing services, bad debt expense, state bed tax assessments, and ancillary costs.

     General and administrative expenses of $533,000 increased $214,000 or approximately 67% for the first quarter March 31, 2005 compared to the same period in fiscal year 2004. This increase is primarily due to legal fees of $182,000 associated with the expected sale of the seven facilities.

LIQUIDITY AND CAPITAL RESOURCES
     The Fund's working capital (excluding the current portion of long-term debt) decreased $100,000 to $5,667,000 at March 31, 2005 as compared to $5,767,000 at December 31, 2004. The Fund has sufficient liquid assets and other available credit resources to satisfy its operating expenditures and anticipated routine capital improvements at each of the seven nursing home facilities.

SALE AND OUTLOOK
     On February 11, 2005, the Fund entered into an Asset Purchase Agreement for the sale of the seven nursing facilities and on February 22, 2005 the Purchaser escrowed its required $1,000,000 good faith deposit under this Agreement. The purchase price per the Agreement is $50,000,000 plus net working capital as defined.

     Under the terms of the Agreement and assuming the consent of the holders of a majority of the Fund's units, the General Partners expect the sale to close by mid-2005 and project the sale will result in distributable proceeds of approximately $21 per original $25 investment unit.

     In the near future we will be sending out very important dated proxy materials regarding the proposed transaction. Regardless of the number of units you own, your vote is very important and we need your support. Investors are urged to read the proxy statement and other related documents when they become available because they will contain important time sensitive information related to the transaction.

Sincerely,

BROWN-HEALTHCARE, INC.
Administrative General Partner

   /s/  John M. Prugh

John M. Prugh
President




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Where You Can Find Additional Information About the Proposed Sale of the Fund's
Skilled Nursing Facilities and Subsequent Liquidation

Meridian Healthcare Growth and Income Fund Limited Partnership (the "Fund") has filed a preliminary proxy statement concerning the proposed sale of its skilled nursing facilities to FC Properties IV, LLC and subsequent liquidation with the Securities and Exchange Commission ("SEC"). The information contained in the preliminary proxy statement is not complete and may be changed. Investors are advised to read the definitive proxy statement related to the proposed transaction when it becomes available and any other relevant documents filed with the SEC because they will contain important information related to the transaction. The definitive proxy statement will be mailed to investors of the Fund seeking their approval of the sale of the Fund's skilled nursing facilities, the plan of dissolution, and any other matters presented therein in connection with the proposed transactions. Investors may obtain a free copy of the documents filed by the Fund with the SEC at the SEC's website at http://www.sec.gov. In addition, you may obtain any of the documents filed with the SEC free of charge by requesting them in writing from the Fund, 300 East Lombard Street, Suite 1200, Baltimore, Maryland 21202, Attention: Robert Huether, Asset Manager or Yolanda Harris; Investor Services Coordinator, Telephone Number: (410) 727-4083; Facsimile Number: (410) 625-2694.

Information Concerning Participation in the Fund's Proxy Solicitation

The Fund along with its General Partners and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the investors of the Fund with respect to the proposed transaction. Information regarding the Fund, its General Partners and their respective executive officers and directors is included in the Fund's Form 10-K filed with the SEC for the year ended December 31, 2004. This document is available free of charge at the SEC's website at http://www.sec.gov. Investors may also obtain a copy of this document free of charge by requesting it in writing from the Fund, 300 East Lombard Street, Suite 1200, Baltimore, Maryland 21202, Attention:
Robert Huether, Asset Manager or Yolanda Harris; Investor Services Coordinator, Telephone Number: (410) 727-4083; Facsimile Number: (410) 625-2694. Investors may obtain additional information about the interests of the General Partners and their respective executive officers and directors in the proposed transaction by reviewing the definitive proxy statement related to the transaction when it becomes available.

Forward-Looking Statements

This letter contains forward-looking statements, including statements related to the potential sale of the Fund's skilled nursing facilities and subsequent dissolution. These statements are based on the General Partners' current expectations and information currently available to them and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, those factors set forth in the Fund's Form 10-K, Form 10-Q and its other filings with the SEC; the possibility that the proposed sale of the Fund's skilled nursing facilities and subsequent dissolution may not ultimately occur for any number of reasons, such as our not obtaining investor approval of the sale or related matters, or the failure to occur of one or more of the conditions to the parties' obligations under the Asset Purchase Agreement; that the amount of the net sales proceeds from the sale of the Fund's skilled nursing facilities ultimately available for distribution to investors is not assured; that the demand for or regulation of the type of skilled nursing services provided by the Fund's facilities may change in a way that adversely affects the value of the facilities, and, that other factors that affect the skilled nursing facility business generally including, but not limited to, economic, political, governmental and technological factors, all of which are difficult to predict and some of which are beyond the Fund's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The Fund does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.